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EXHIBIT 99

Investor Release

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
12/17/02	Investors:	Mary Healy, 630-623-6429
	Media:	Walt Riker, 630-623-7318

McDONALD'S FOURTH QUARTER 2002 UPDATE

        OAK BROOK, IL—McDonald's Corporation announced today sales performance through November 2002. The Company also gave an outlook for fourth quarter 2002 earnings per share and an update on charges it expects for the fourth quarter.

        On December 5, McDonald's Corporation announced that Jack M. Greenberg would retire as Chairman and CEO effective December 31, 2002 and that Jim Cantalupo, formerly Vice Chairman and President, would succeed him. Cantalupo is aggressively reviewing all aspects of the business and will discuss his views and near-term priorities in January.

        Matthew Paull, Executive Vice President and Chief Financial Officer, noted, "This has been a difficult year and our financial performance has been below expectations. Under the leadership of Jim Cantalupo, I am confident we will improve our business, building on our strengths including our brand recognition, our position as the world's leading foodservice retailer, and our annual Systemwide sales of $40 billion and annual revenues of $15 billion."

        McDonald's Systemwide sales were $37.9 billion for the first 11 months of the year, up 2 percent in constant currencies,(1) compared with the same period in 2001. For the two months ended November 2002, Systemwide sales were $6.9 billion, up 2 percent in constant currencies, compared with the same period last year. U.S. Systemwide sales totaled $18.6 billion year-to-date through November, up 1 percent, while they increased 2 percent for the first two months of fourth quarter 2002, compared with the same periods last year.

        European Systemwide sales totaled $9.5 billion year-to-date through November, an increase of 6 percent in constant currencies. For the first two months of the quarter, Europe's sales increased 3 percent in constant currencies. Systemwide sales in our Asia/Pacific/Middle East/Africa (APMEA) segment were $6.2 billion for the first 11 months. In constant currencies, sales in this segment declined 3 percent for the first 11 months and were relatively flat for the first two months of the quarter, compared with the same periods in 2001.

	Increase/(Decrease)
Brand McDonald's Comparable Sales(2)	Two months ended November 30, 2002		Eleven months ended November 30, 2002
U.S.	(1.3%	)	(1.5%	)
Europe	(1.6%	)	1.3%
APMEA	(5.2%	)	(8.6%	)
Latin America	10.9%		0.0%
Canada	(2.5%	)	(2.1%	)

Total Brand McDonald's	(1.6%	)	(2.0%	)

        Based on early December results, the Company expects Brand McDonald's comparable sales trends for the fourth quarter to be lower than the first two months of the quarter. The Company also expects margins for the quarter to be lower than the comparable period last year. In addition, we expect S,G&A expenses to increase approximately 12 percent for the quarter due to increased spending on advertising and technology, compared with fourth quarter 2001. Also, interest expense is expected to decline approximately 9-12 percent for the quarter compared with fourth quarter 2001. Finally, the fourth quarter tax rate excluding the charges discussed below is expected to be about 35 percent.

        The Company expects to record pretax charges of approximately $435 million ($390 million after tax or $.31 per share) in conjunction with the plans announced last month to restructure certain markets, close underperforming restaurants, and eliminate positions to control costs and reallocate resources. Including the $435 million of charges, the Company expects a fourth quarter loss per share of 5 to 6 cents. Also, as a result of recently announced management changes, the Company will review additional areas to sharpen its focus and improve results. This review could result in additional fourth quarter charges. Excluding charges, the Company expects fourth quarter earnings per share to be 25 to 26 cents, including a foreign currency benefit of one to two cents.

        McDonald's is the world's leading food service retailer with more than 30,000 local restaurants in over 100 countries serving 46 million customers each day.

FORWARD LOOKING STATEMENTS

        Certain forward-looking statements are included in this release. They use such words as "may," "will," "expect," "believe," "plan" and other similar terminology. These statements reflect management's current expectations regarding future events and operating performance and speak only as of the date of this release. These forward-looking statements involve a number of risks and uncertainties. The following are some of the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements: the effectiveness of operating and technology initiatives and advertising and promotional efforts, as well as changes in: global and local business and economic conditions; currency exchange and interest rates; food, labor and other operating costs; political or economic instability in local markets; competition; consumer preferences, spending patterns and demographic trends; legislation and governmental regulation; and accounting policies and practices. The foregoing list of important factors is not exclusive.

        The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(1)
Information in constant currencies excludes the effect of foreign currency translation on reported results, except for hyperinflationary economies, whose functional currency is the U.S. Dollar. Constant currency results are calculated by translating the current year results at prior year monthly average exchange rates.

(2)
Comparable sales represent the percent change in constant currency sales from the same period in the prior year for restaurants in operation at least thirteen months.

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  EXHIBIT 99